SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: November 9, 2004
(Date of Earliest Event Reported)

TARRAGON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-8003	94-2432628
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File No.)	Identification No.)

1775 Broadway, 23rd Floor
New York, New York 10019
(Address of principal executive offices)

212-949-5000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

     On November 9, 2004, Tarragon Corporation (“Tarragon” or the “Company”) announced its operational results for the third quarter and first nine months of 2004. Tarragon also provided a reconciliation in its announcement of a non-GAAP financial measure (net operating income of the Investment Division) to the customary GAAP term of consolidated net income. A copy of the announcement is attached as Exhibit “99.1.”

     To supplement its consolidated financial statements presented in accordance with GAAP, Tarragon uses certain non-GAAP financial measures, including “net operating income” or “NOI”) and other terms which are derived or calculable from results based on GAAP. We measure the performance of our Investment Division primarily by NOI, which is calculated by subtracting property operating expenses from rental revenue. Management believes that NOI is a useful measure of property-level performance and uses NOI to measure the effectiveness of its operating strategies because NOI excludes the effects of various non-operating or corporate-level items, such as interest expense, depreciation expense and general and administrative expense. With respect to our consolidated properties, rental revenue and property operating expenses used to compute NOI are presented in our Consolidated Statements of Operations, which are included in Part I, Item I, to our Form 10-Q for the quarterly period ended September 30, 2004, filed with the Securities and Exchange Commission on November 9, 2004. With respect to our unconsolidated properties, rental revenue and property operating expenses are components of equity in income or loss of partnerships and joint ventures.

     NOI is not recognized under GAAP and, therefore, should not be construed as an alternative to net income as an indicator of our performance or to any other measure of performance in accordance with GAAP. Furthermore, our methods of calculating NOI may be different from the methods used by other companies and, therefore, may not be comparable to other companies.

     Non-GAAP measures are provided to enhance the reader’s/user’s overall understanding of Tarragon’s current financial performance and its prospects for the future, including its results of operations, cash generated and resources available for strategic opportunities including acquisitions. In addition, Tarragon has historically reported similar non-GAAP results to the investment community, and, as a result, believes the inclusion of non-GAAP presentations provides consistency in its financial reporting. Further, the non-GAAP measures are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

     Also on November 9, 2004, representatives of Tarragon conducted a third quarter conference call presenting a summary of financial information covered by the announcement advising that in spite of four hurricanes striking the Florida coast over a six-week stretch during the third quarter, Tarragon had a strong quarter compared to the same quarter in 2003. Total consolidated revenue increased 95% over the prior year’s third quarter at $81.6 million led by a 180% increase in homebuilding revenue to $57 million and a 14% increase in rental income to $25 million. For the nine month period, total revenue increased 111% over 2003 to $209 million. Similarly, net income

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for the nine month period ended September 30, 2004 increased from $10.1 million to $23 million, a 129% increase. Third quarter net income decreased from the prior year from $13.8 million to $3.9 million due to gains on sale of properties in the third quarter of 2003 versus no sales in the third quarter of 2004, refinancing distributions in excess of investments occurring during the third quarter of 2003, and a first-time provision of $2.6 million for income taxes during the current quarter.

     During the conference, representatives of Tarragon noted that despite the business disruption caused by the four hurricanes, bookings of nearly $57 million in homebuilding sales in the third quarter represented a 180% increase from 2003, and gross profits increased 160% to $13.5 million from the third quarter of 2003. Third quarter revenue represents over 150 homes closed, as well as the initial recognition of percentage of completion revenue on a project in Fort Myers, Florida. A portion of homebuilding sales originally expected in 2004 will likely be delayed to the first quarter of 2005 due to weather-related events occurring during the third quarter of 2004. The hurricanes disrupted sales and delayed scheduled closings, as well as the completion and obtaining of certificates of occupancy at two of our major Florida projects. Florida sales activity was lower than usual from mid August through mid October, impacting sales revenues at some of our Florida communities, which also contributed to lower current year sales than originally expected. Rental revenue from the Investment Division grew 5.2% during the third quarter compared to the prior year, increasing to $33.6 million from $31.9 million. For the nine months ended September 30, 2004, Investment Division rental revenues grew nearly 10% from $91.8 million to $100.9 million.

     The information furnished pursuant to Item 2.02 in this Form 8-K, including Exhibit “99.1” attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly-update or revise the information furnished pursuant to Item 2.02 of this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits.

     The following exhibit is furnished with this Report:

Exhibit
Designation	Description of Exhibit
99.1*	Press Release dated November 9, 2004.

*Furnished herewith.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2004	TARRAGON CORPORATION
	By:	/s/ Erin D. Pickens
Erin D. Pickens, Executive Vice
President and Chief Financial Officer

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